Exhibit 99.1

      Transatlantic Holdings, Inc. Elects Mr. Martin J. Sullivan Chairman;
                Ms. Diana K. Mayer Elected to Board of Directors

     NEW YORK--(BUSINESS WIRE)--May 25, 2006--At its regularly scheduled meeting, the Board of Directors of Transatlantic Holdings, Inc. (NYSE: TRH) today elected Mr. Martin J. Sullivan, a Director, as its non-executive Chairman. Mr. Sullivan presently serves as President and Chief Executive Officer of American International Group, Inc. (AIG), a world leader in insurance and financial services. AIG beneficially owns approximately 60 percent of TRH's common stock. Mr. Sullivan replaces as Chairman, Mr. Robert F. Orlich, President and Chief Executive Officer of Transatlantic Holdings, Inc., who served on an interim basis since April 2005. Mr. Orlich will continue to serve as President and CEO and as a member of the Board.
     Commenting on Mr. Sullivan's election, Robert F. Orlich, President and Chief Executive Officer of Transatlantic Holdings, Inc. said, "We are very pleased to have Martin assume a key leadership role on our Board. He brings a broad array of skills and experience to his expanded role as we chart the course for Transatlantic's future during these challenging, yet exciting, times."
     Mr. Sullivan added, "I am pleased to be assuming this role at an important juncture in Transatlantic's history, as it continues to broaden its footprint in the global reinsurance community. I would like to thank Bob for his Board leadership and look forward to continuing our work together along with the rest of our distinguished Board."
     In addition, Ms. Diana K. Mayer, presently an Independent Consultant, was newly elected to Transatlantic's Board of Directors today at its Annual Meeting of Stockholders.
     Before serving as an Independent Consultant, Ms. Mayer most recently held the position of Director of Investor Relations at Citigroup Venture Capital, a unit of Citigroup, Inc. Earlier, Ms. Mayer held senior executive positions with American Express Company, Citigroup and Goldman, Sachs & Company, among others. Diana Mayer holds a BA degree from Wellesley College and an MBA degree from Harvard Business School.
     "Diana brings a wealth of financial expertise and business acumen to the Board. We welcome her and look forward to her insights and contributions to Transatlantic's future success," said Robert F. Orlich, President and Chief Executive Officer of Transatlantic Holdings, Inc.

     Transatlantic Holdings, Inc. (TRH) is a leading international reinsurance organization headquartered in New York, with operations also based in Chicago, San Francisco, Toronto, Miami (serving Latin America and the Caribbean), Buenos Aires, Rio de Janeiro, London, Paris, Zurich, Warsaw, Johannesburg, Hong Kong, Shanghai, Tokyo and Sydney. These subsidiaries offer reinsurance capacity on both a treaty and facultative basis -- structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

     Visit www.transre.com for additional information about TRH.


     CONTACT: Transatlantic Holdings, Inc., New York
              Steven S. Skalicky, 212-770-2040